EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) made effective as of the 23rd day of August, 2000, by and between NetRadio Corporation, a Minnesota corporation (“Company”) and Richard Hailey (“Executive”).

WHEREAS, the Executive desires to become employed by the Company on the terms set forth in this Agreement; and

WHEREAS, the Company desires to employ the Executive on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its Chief Technology Officer. Executive agrees to devote substantially all of his working time and to give his best effort to performing his duties on behalf of Company. Company agrees not to transfer Executive to another position during the term of this Agreement without Executive’s consent.

2.        Term. Unless sooner terminated as provided herein, the term of Executive’s employment hereunder is for a two- (2) year term, commencing August 1, 2000 (the “Employment Period”). This Agreement may be renewed after the Employment Period by mutual written agreement between Executive and Company.

3.        Compensation. During the Employment Period, Executive’s compensation shall be as follows:

3.1. Salary. The Company will pay to Executive a base salary of $175,000 per calendar year, prorated for partial calendar years. Executive’s salary will be paid in semimonthly installments or in accordance with the general practices of the Company. In no event will Executive’s salary be reduced unless such reduction is part of a general reduction in the base salary for all executive officers of the Company implemented as a result of financial difficulties experienced by the Company.

3.2.  Bonus. The Company will pay Executive a guaranteed annual bonus of $35,000 during each year of the Employment Period, with the payment to be made forty-five (45) days after the end of the Company’s fiscal year. In addition, Executive may be eligible for additional bonus compensation pursuant to the terms of the separate Executive Incentive Plan adopted by the Company.

3.3. Fringe Benefits. Executive will be entitled to participate in and to receive benefits under such benefit plans as the Company may establish and maintain from time to time during the term hereof and for which Executive qualifies, subject, however, to the Company’s right to amend, supplement or terminate such plans at any time in its sole discretion.

3.4. Vacation. Executive will be entitled to fifteen (15) days of paid vacation per calendar year of Executive’s employment hereunder, prorated for partial calendar years.

3.5. Stock Options. Subject to approval by the Board of Directors at the next Board meeting, currently scheduled for August 23, 2000, Executive will be granted 125,000 incentive stock options for shares of NetRadio common stock, subject to the terms of the Company’s Amended and Restated 1998 Stock Option Plan and the separate Incentive Stock Option Agreement between the Company and Executive. Those shares shall vest according to the following schedule provided Executive remains employed with the Company on the scheduled vesting date: 41,666 shares shall vest on the one-year anniversary of the date of the grant; 41,667 shares shall vest on the second anniversary of the grant; and 41,667 shares vest on the third anniversary of the date of the grant. The strike price for all shares granted to Executive hereunder shall be the market price the date the option is approved by the Company’s Board of Directors. If there is any inconsistency between the language of this Agreement and the Stock Option Agreement with respect to stock options, the terms of the Stock Option Agreement shall control.

3.6. Restricted Stock. Subject to the approval by the Board of Directors at the next Board meeting, currently scheduled for August 23, 2000, Executive will receive a restricted stock grant of 50,000 shares of NetRadio common stock, subject to the terms of the Company’s Amended and Restated 1998 Stock Option Plan and the separate Restricted Stock Award Agreement between the Company and Executive. Those shares shall vest on the two-year anniversary of the date of the grant, provided Executive remains employed as of that date, and are subject to forfeiture prior to that time according to the terms of the Restricted Stock Award Agreement. If there is any inconsistency in the language of this Agreement and the Restricted Stock Award Agreement with respect to the restricted stock, the terms of the Restricted Stock Award Agreement shall control.

3.7. Expenses. The Company will reimburse Executive for all reasonable business expenses incurred in performing services hereunder, upon Executive’s presentation to the Company from time to time of itemized accounts describing such expenditures, all in accordance with the Company’s policy in effect from time to time with respect to the reimbursement of business expenses.

3.8. Withholding. All payments to Executive under this Agreement will be subject to applicable withholding for federal and state income taxes, FICA contributions and other required deductions.

4.        Termination. This Agreement may be terminated as follows:

4.1. By the Company for Company Cause. The Company may terminate this Agreement for Company Cause upon Executive’s breach of this Agreement, as defined below. Except as to Sections 4.1(ii), 4.1(iii) and 4.1(iv) below, the Company shall give Executive sixty (60) days advance written notice of such termination, which notice shall be via registered mail, return receipt requested, and which shall describe in detail the acts or omissions which the Company believes constitute such breach. The Company shall not be allowed to terminate this Agreement pursuant to Section 4.1(i) if Executive is able to cure such breach within sixty (60) days following delivery of such notice. However, in no event shall a breach of the provisions of Sections 4.1(ii), 4.1(iii) and 4.1(iv) be subject to cure. Acts or omissions which constitute a breach of this Agreement constituting “Company Cause” shall be limited to the following:

(i)	Refusal of the Executive to perform the Executive’s reasonable duties hereunder or substantial and habitual neglect by Executive of his obligations under this Agreement which is not remedied by Executive within sixty (60) days after his receipt of written notice;

(ii)	(ii) Gross misconduct of Executive which is materially detrimental to the Company;

(iii)	Any fraud, theft or embezzlement by Executive of the Company’s assets; or

(iv)	The commission of any other unlawful or criminal act which is punishable as a felony, or any crime involving dishonesty

4.2. Death. Subject to the provisions of Section 5, this Agreement shall terminate upon Executive’s death.

4.3. Total Disability. Subject to the provisions of Section 5, this Agreement shall terminate upon Executive’s Total Disability defined to mean that Executive is unable to perform the essential duties of his position, either with or without reasonable accommodation, for a period of 180 days.

4.4. By Executive for Executive Cause. Executive shall have the right to terminate this Agreement upon thirty (30) days written notice to the Company upon the occurrence, without Executive’s consent, of any one or more of the following events, provided that Executive shall not have the right to terminate this Agreement if the Company is able to cure such event within thirty (30) days following delivery of such notice:

(i)	Executive is removed without his consent as Chief Technology Officer of the Company and such removal is not pursuant to Section 4.1 hereof;

(ii)	Executive’s duties as Chief Technology Officer are reduced to such an extent as to constitute a constructive removal of Executive from the position of Chief Technology Officer; or

(iii)	The Company requires Executive to be based anywhere other than within 50 miles of the Minneapolis/ St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive has typically undertaken on behalf of Company prior to the date of this Agreement

5.        Consequences of Termination of Agreement.

5.1. Death. In the event that this Agreement is terminated due to Executive’s death, Executive’s estate shall be paid in addition to any amount due Executive under any other document or agreement with the Company:

(i)	His base salary through the end of the month in which his death occurred;

(ii)	Any commissions owing to Executive for sales which were made prior to the time of death, to be paid in accordance with paragraph 3.3 of this Agreement;

(iii)	His accrued but unpaid vacation days for the year in which his death occurred; and

(iv)	Any unpaid expense reimbursement

5.2. Total Disability. In the event that this Agreement is terminated due to Executive’s Total Disability, Executive shall receive:

(i)	His base salary through the end of the sixth (6th) month which defines the Total Disability;

(ii)	Any commissions owing to Executive for sales which were made prior to the end of the sixth (6th) month which defines the Total Disability, to be paid in accordance with paragraph 3.3 of this Agreement;

(iii)	His accrued but unpaid vacation days for the year in which such Total Disability occurred;

(iv)	Any unpaid expense reimbursement; and

(v)	Any restricted stock or stock options which are scheduled to vest prior to the end of the sixth (6th) month which defines the Total Disability shall vest as scheduled.

5.3. Termination by the Company for Company Cause or by Executive Without Executive Cause. If Executive is terminated pursuant to Section 5.1 hereof, or if Executive voluntarily terminates his employment prior to the end of the Employment Period (and such termination is not pursuant to Section 5.5), the Company shall pay to Executive;

(i)	His base salary through the termination date and commissions owing for sales which were made prior to the termination date to be paid in accordance with paragraph 3.3 of this Agreement; and

(ii)	Any unpaid expense reimbursement.

5.4. Termination by Executive for Executive Cause or by the Company Without Company Cause. If Executive terminates this Agreement for Executive Cause, or if the Company terminates this Agreement other than in accordance with Section 4.1 hereof, the Company shall pay or distribute to Executive;

(i)	His base salary, bonus and any other payments or distributions to which, but for such termination, Executive would have been entitled under Section 3 hereof for the remaining term of the Employment Period, paid in regular installments according to the Company’s then current standard payroll practices;

(ii)	Any commissions which, but for such termination, Executive would have been paid during the remainder of the Employment Period;

(iii)	His accrued but unpaid vacation days through the date of termination;

(iv)	Any unpaid expense reimbursement; and

(v)	All unvested stock options or restricted stock previously granted to Executive shall immediately vest

6.       Change in Control.

6.1. Effect of Termination Due to Change in Control. If after or due to a “Change in Control” (as the term is defined below) and prior to the expiration of the Employment Period Executive’s employment is terminated for any reason, Executive is entitled to the following compensation and benefits:

(i)	Executive will receive severance payments for the remainder of the Employment Period, in an amount equal to remaining salary and bonuses outlined in Paragraph 3 herein, with such payments to be made in the same manner as if Executive had remained employed hereunder;

(ii)	All unvested stock options or restricted stock previously granted to Executive shall immediately vest;

(iii)	Executive shall receive payment for his accrued but unpaid vacation days remaining for the Employment Period; and

(iv)	Any unpaid expense reimbursements.

6.2. Change in Control. For purposes of this Section 6.2, the term “Change in Control” shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (c) a Change in Control of the Company of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of this Agreement, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (d) any person becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at election of directors, or (e) individuals who constitute the board of directors of the Company on the date of this Agreement cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors comprising the board of directors of the Company on the date of this Agreement (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for the purposes of this clause (e), considered as though such person were a member of the board of directors of the Company on the date of this Agreement.

7.        Ownership of Properties; Confidentiality; Restrictive Covenants.

7.1. Confidential Information. Executive will not, during his employment or at any time after termination of his employment, make available or divulge to any person, firm, corporation or other entity any information of or regarding Company or any of Company’s affiliates, or any confidential information pertaining to the business of any customer or supplier of Company, specifically including, but not limited to, any and all versions of Company’s proprietary computer software (including source code and object code, hardware, firmware and related documentation), content development, production and programming strategies, technical information pertaining to Company’s products and services including product data, product specifications, diagrams, flow charts, drawings, test results, processes, inventions, research projects and product development, trade secrets, customer lists and customer information, supplier lists and supplier information, purchasing techniques, advertising strategies, business policies, business plans, financial information including cost information, profits, sales information, accounting and unpublished financial information, methods of operation, marketing programs and methods, customer price lists, information concerning Company’s current and former employees including their compensation, strengths, weaknesses and skills, information submitted to Company by its customers, suppliers, employees, consultants or co-ventures, or any other confidential or secret information concerning the business and affairs of Company or any of its affiliates that is not generally known to the public (hereafter, collectively referred to as “Confidential Information”).

7.2. Prohibition Against Use of Confidential Information. Executive will not, during or subsequent to the termination of Executive’s employment under this Agreement, use or disclose (other than in connection with Executive’s employment with the Company) any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information. The obligations contained in Section 7 will survive as long as the Company, in its sole judgment, considers the information to be Confidential Information.

7.3. Return of Proprietary Property. Executive agrees that all property in Executive’s possession belonging to the Company including, without limitation, all documents, reports, manuals, memoranda, electronic data, computer printouts, customer lists, Company credit cards, keys, products, access cards, Company automobiles, and all other property relating to the business of the Company are the exclusive property of the Company even if the Executive authored, developed, created or assisted in authoring, developing or creating such property. Executive shall return to the Company all such documents and property which are in Executive’s possession or subject to Executive’s control, and all copies of any of the foregoing, immediately upon termination of Executive’s employment or at such earlier time as the Company may reasonably request.

7.4. Restrictive Covenants. During the term of Executive’s employment with Company, and for a period of six (6) months thereafter, Executive will not:

(i)	Own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by or act as a consultant or advisor to or be connected in any manner with, any corporation, person, firm or other entity that is competitive with the Company;

(ii)	Solicit customers or the business of any person, firm, corporation or other entity who shall have been a customer or account of Company or any of Company’s affiliates while Executive was employed by Company for the purpose of selling to such customer or account any product or service similar to or which competes with any product or service which shall have been sold by Company or any of Company’s affiliates during Executive’s employment with Company;

(iii)	Induce or attempt to induce any employee of or consultant to Company to do any of the foregoing or to discontinue such person’s association with Company; or

(iv)	During Executive’s employment with Company, Executive shall not engage in any business activity that is competitive with Company’s business activities. Further, during Executive’s employment with Company, Executive shall not engage in any other activities that conflict with Company’s best interests

7.5. Survival of Restrictive Covenants. The restrictive covenants contained in paragraph 7.4 shall survive expiration or termination of this Agreement.

8.        Miscellaneous.

8.1. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, including a purchaser of either the stock or assets of the Company, and any such successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

8.2. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.3. Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

8.4. Waivers. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

8.5. Captions. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

8.6. Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement, or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith. This Agreement and all other documents executed by the parties concurrently herewith, including the Stock Option Agreement and Restricted Stock Agreement, constitute the entire agreement between the parties on the subject matters contained herein and supersedes all express or implied, prior or concurrent, with respect to the subject matter hereof.

8.7. Governing Law. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement. Courts in the State of Minnesota shall be the exclusive forum for resolving any disputes relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE: /s/ RICHARD HAILEY Richard Hailey NETRADIO CORPORATION

By: /s/ EDWARD TOMECHKO Its: President & CEO